Exhibit 5.1
September 28, 2007
Maxcom Telecomuicaciones, S.A.B. de C.V.
C. Guillermo González Camarena, No. 2000, PH
Col. Centro de Ciudad Santa Fe
México, D.F., C.P. 05200
México
Ladies and Gentlemen:
     I have acted as Mexican counsel for Maxcom Telecomunicaciones, S.A.B. de C.V., a corporation with variable capital (sociedad anónima bursátil de capital variable) (the “Company”) established under the laws of Mexico, in connection with the public offering and sale (the “Offering”) from time to time, by the Company of a number of ordinary participation certificates (“CPOs”), with an aggregate offering price of up to U.S.$ 200,000,000. The CPOs may be issued in the form of American Depositary Shares (“ADSs”), each ADS representing seven CPOs. The CPOs are issued by Nacional Financiera, S.N.C. (“Nafin”), as trustee (the “Trustee”) of a Mexican trust (the “CPO Trust”), pursuant to a trust agreement (the “CPO Trust Agreement”) executed by and between the Company and the Trustee. Each CPO represents the economic interests in, and certain limited circumstances, depending the nationality of the holder of the CPO, voting rights with respect to, three Series A Shares of the Company, no par value (the “Series A Shares”). The ADSs are issued pursuant to a Deposit Agreement, executed by and between the Company and The Bank of New York, acting as depositary (the “Depositary”), and the holders and beneficial owners of ADSs evidenced by American Depositary Receipts issued thereunder (the “ADS Deposit Agreement”).
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the CPO Trust Agreement or the ADS Deposit Agreement.
     In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement on Form F-1 as filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Act (such Registration Statement, including all documents incorporated by reference therein, being hereinafter referred to as the “Registration Statement”); (ii) a specimen certificate representing the Series A Shares; (iii), a specimen certificate representing the CPOs; (iv) the Bylaws (estatutos sociales) of the Company, (v) the resolutions of the Board of Directors of the Company relating to the issuance of the Series A Shares and the CPOs; (vi) the CPO Trust Agreement; and (vii) the

Bosque de Ciruelos 168, p. 11	tel. 10849390
Col. Bosques de las Lomas	fax. 10849393
México, D.F., C.P. 11700	gonzalo.alarcon@alarconlaw.com
México
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ADS Deposit Agreement. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.
     In my examination, I have assumed, but have not independently verified:
i)	the legal capacity of all natural persons,

ii)	the genuineness of all signatures,

iii)	the authenticity of all documents submitted to me as originals,

iv)	the conformity to original documents of all documents submitted to me as certified, conformed or photographic copies and,

v)	the authenticity of the originals of such latter documents.
     In making my examination of documents executed or to be executed by parties other than the Company, I have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.
     As to any facts material to the opinions expressed herein, which I have not independently ascertained, established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.
     I am an attorney duly licensed to practice law in Mexico and do not purport to be expert on or to express any opinion herein concerning any law other than the laws of Mexico.
     In view of the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth therein, I am of the opinion that, when the Registration Statement becomes effective and appropriate certificates representing the Series A Shares and the CPOs have been delivered against payment of the agreed consideration, pursuant to the laws of Mexico:

Bosque de Ciruelos 168, p. 11	tel. 10849390
Col. Bosques de las Lomas	fax. 10849393
México, D.F., C.P. 11700	gonzalo.alarcon@alarconlaw.com
México
www.alarconabogados.com

i)	the Series A Shares underlying the CPOs that may be sold pursuant to the Offering have been duly and validly authorized and issued and are fully paid and non-assessable; and

ii)	the CPOs that may be sold pursuant to the Offering have been duly and validly issued in accordance with the terms of the CPO Trust Agreement and the holders thereof are entitled to the rights specified in the CPO Trust Agreement.
     I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also consent to the reference to my name under the caption “Validity of the Securities” in the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
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Sincerely yours,
/s/Gonzalo Alarcón I.
Gonzalo Alarcón I.

Bosque de Ciruelos 168, p. 11	tel. 10849390
Col. Bosques de las Lomas	fax. 10849393
México, D.F., C.P. 11700	gonzalo.alarcon@alarconlaw.com
México
www.alarconabogados.com